State of Delaware
Secretary of State
Division of Corporations
Delivered 04:00 PM 09/26/2019
FILED 04:00 PM 09/26/2019
SR 20197251959 - File Number 4243205

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

PROGRESSIVE CARE INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HERBY CERTIFY:

1. The name of this corporation is Progressive Care Inc. (the "Company").

2. That a Certificate of Amendment was filed by the Secretary of State of Delaware on September 23, 2019 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is:

   the omission of reference in Article IV to the previously-designated shares of Series A Preferred Stock, together with clarification with respect to the remaining shares of preferred stock.

4. Article IV of the Certificate of Incorporation is corrected to read, in its entirety, as follows:

   "The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Billion and Ten Million (1,010,000,000) shares, of which One Billion (1,000,000,000) shares shall be designated as common stock, par value $0.0001 per share, and Ten Million (10,000,000) shares shall be designated as Preferred Stock. Of the 10,000,000 shares of Preferred Stock that the Corporation is authorized to issue, (i) Fifty-One (51) shares shall be designated as Series A Preferred Stock, par value $0.001 per share, having such designations, preferences and rights as are described below; and (ii) Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred and Forty-Nine (9,999,949) shares shall be designated as blank check preferred stock, par value $0.00001 per share, of the Corporation."

IN WITNESS WHEREOF, PROGRESSIVE CARE INC. has caused this Certificate of Correction to be signed by its Chief Executive Officer this 26th day of September, 2019.

PROGRESSIVE CARE INC.

By: ______________________
Shital Parikh Mars
Chief Executive Officer